As filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-230311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

POST EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

Ares Real Estate Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

30-0309068
(I.R.S. Employer Identification Number)

One Tabor Center, 1200 Seventeenth Street, Suite 2900

Denver, Colorado 80202

(303) 228-2200

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey W. Taylor

Partner, Co-President
Ares Real Estate Income Trust Inc.

One Tabor Center, 1200 Seventeenth Street, Suite 2900

Denver, Colorado 80202

(303) 228-2200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ⌧

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ◻

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	◻	Accelerated filer	◻
Non-accelerated filer	⌧	Smaller Reporting Company	◻
		Emerging Growth Company	◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ◻

Ares Real Estate Income Trust Inc.

Sixth Amended and Restated Distribution Reinvestment Plan

$110,000,000 Maximum Offering of Class E Common Stock

______________________

Ares Real Estate Income Trust Inc. is an externally managed net asset value (“NAV”)-based perpetual life real estate investment trust, or REIT, that is primarily focused on investing in and operating a diverse portfolio of real property. As of December 31, 2023, we had total investments with an estimated fair value of approximately $5.4 billion (calculated in accordance with our valuation procedures). As of December 31, 2023, our real property portfolio consisted of 99 properties, totaling approximately 20.1 million square feet located in 33 markets throughout the United States. We are managed by Ares Commercial Real Estate Management LLC, or the “Advisor,” a subsidiary of Ares Management Corporation (“Ares”). Our objective is to bring the Ares leading institutional-quality real assets investment platform to income-focused investors, with significant diversification across asset classes, geographies and sectors. We are not a mutual fund and do not intend to register as an investment company under the Investment Company Act of 1940, as amended.

We have established a distribution reinvestment plan (referred to herein, as amended from time to time, as the “Plan”) designed to provide holders of shares of our common stock or limited partnership interests (“OP Units”) of AREIT Operating Partnership LP, our operating partnership (collectively hereinafter referred to as “Investors”) with the ability to have cash dividends or other distributions otherwise distributed to Investors invested in shares through the Plan. (We herein refer to Investors who participate in the Plan as “Participants”). Some of the significant features of the Plan are as follows:

●	We are hereby offering up to $110,000,000 in shares of our Class E common stock to our Investors pursuant to the Plan. The shares have no upfront selling commissions, dealer manager fees or ongoing distribution fees.
●	The per share purchase price will vary and will generally equal our most recently disclosed net asset value (“NAV”) per share, as determined monthly. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share.
●	Our board of directors may amend, suspend or terminate the Plan for any reason by providing 10 days’ notice to Participants.
●	You may participate in the Plan by completing and executing an enrollment form or any other appropriate authorization form. Participation in the Plan will begin with the next distribution made after acceptance of the enrollment or other authorization form.
●	You may terminate participation in the Plan at any time, without penalty, by delivering written notice to us at least one business day prior to a distribution date.
●	Distributions invested in shares are still taxable even though they will be reinvested in our shares pursuant to the Plan.

Investing in our common stock involves a high degree of risk. You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our Annual Reports on Form 10-K and in Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as amended (referred to herein as the “Exchange Act”), which are incorporated by reference into this prospectus, before making an investment decision.

The Offering:

	Per Share(1)	Maximum Offering(1)
Gross offering proceeds		$110,000,000
Public offering price, Class E shares	$7.4965
Upfront selling commissions and dealer manager fees	—	—
Proceeds to us, before expenses	$7.4965	$110,000,000

(1)	The price per share presented is based on the transaction price for issuances pursuant to the Plan as of September 1, 2024, which is equal to the NAV per share as of July 31, 2024. The actual per share offering price will equal the most recently disclosed transaction price, which will generally be equal to the monthly NAV per share. Each month, our NAV per share and transaction price per share will be made available on our toll-free, automated line, (888) 310-9352, and in a Current Report on Form 8-K that will be available at www.sec.gov. As of the date of this prospectus, we have sold 4,778,859 Class E shares in this offering for total proceeds, before expenses, of $37,557,725.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.

The date of this prospectus is August 22, 2024.

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us in connection with this offering or to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” “the company” and “the Company” refer to Ares Real Estate Income Trust Inc., together with its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward looking statements. These statements are only predictions. We caution that forward looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward looking statements. Forward looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward looking statements included or incorporated by reference herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●changes in economic conditions generally and the real estate, capital and debt markets specifically;
●business opportunities that may be presented to and pursued by us;
●supply and demand for properties in our current and any proposed market areas;
●tenant and mortgage loan delinquencies, defaults and tenant bankruptcies;
●availability and creditworthiness of prospective tenants;
●legislative or regulatory changes (including changes to the laws governing the taxation of REITs);
●the availability of debt and equity capital;
●interest rates; and
●changes to U.S. Generally Accepted Accounting Principles.

Any of the assumptions underlying forward looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward looking statements included or incorporated by reference in this prospectus. All forward looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward looking statements included or incorporated by reference in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

PROSPECTUS SUMMARY

This summary highlights material information about this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus (which includes any accompanying prospectus supplements) carefully before making a decision to participate in the Plan. You should also review the section of this prospectus titled “Incorporation of Certain Documents by Reference.”

Ares Real Estate Income Trust Inc.

We are a NAV based perpetual life REIT primarily focused on investing in and operating a diverse portfolio of real property and investing in other real estate-related assets. As of December 31, 2023, our real property portfolio consisted of 99 properties, totaling approximately 20.1 million square feet located in 33 markets throughout the United States. We also owned, either directly through unconsolidated joint venture partnerships or directly through our other entities owned by our unconsolidated joint venture partnerships, one residential property, 161 net lease properties, 10 data center investments and one debt-related investment as of December 31, 2023. We currently focus our investment activities primarily across the major U.S. property sectors (industrial, residential (which includes multi-family and other types of rental housing such as manufactured, student, and single family rental housing), office (which includes medical office and life science laboratories) and retail) and investments in real estate debt and securities. To a lesser extent, we invest in and/or intend to strategically invest in geographies outside of the U.S., which may include Canada, Mexico, the United Kingdom, Europe and other foreign jurisdictions, and in other sectors such as triple net lease and self-storage, properties in sectors adjacent to our primary investment sectors and/or infrastructure, to create a diversified blend of current income and long-term value appreciation. Our objective is to bring the Ares leading institutional-quality real assets investment platform to income-focused investors, with significant diversification across real estate and real estate-related asset classes, geographies and sectors. We intend to allocate capital dynamically between sectors and strategies so as to achieve outperformance through strategic diversification rather than outsized risk. We expect real estate debt, non-US jurisdictions and/or infrastructure assets to comprise up to 30% of our assets. Currently, infrastructure is not expected to comprise more than 10% of our assets with a focus on real estate related infrastructure and renewable energy sources. While we will not limit our investment opportunities to stay within these allocations, we may adjust our expectations based on market conditions and opportunities. As of December 31, 2023, we had total investments with an estimated fair value of approximately $5.4 billion (calculated in accordance with our valuation procedures). Here and throughout this prospectus, when we refer to the “fair value” of our real properties, we are referring to the fair value calculated in accordance with our valuation procedures.

We were formed as a Maryland corporation on April 11, 2005. We believe we have operated in such a manner as to qualify as a real estate investment trust, or “REIT,” for federal income tax purposes. We intend to operate as a perpetual life REIT, which means that we intend to offer shares continuously through ongoing primary offerings and through our distribution reinvestment plan. We are externally managed by the Advisor. The Advisor performs its duties and responsibilities under an advisory agreement with us (the “Advisory Agreement”).

Our main office is located at One Tabor Center, 1200 Seventeenth Street, Suite 2900, Denver, Colorado 80202 and our main telephone number is (303) 228-2200.

Our Operating Partnership

We own all of our interests in our investments through our operating partnership, AREIT Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), or its subsidiaries. We are the sole general partner of our Operating Partnership. In addition, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for partnership units (“OP Units”) representing our interest as a limited partner of the Operating Partnership. Our Operating Partnership has classes of OP Units that correspond to our eight classes of common stock: Class E OP Units (which are further separated into Series 1 and Series 2), Class T-R OP Units (which are further separated into Series 1 and Series 2), Class S-R OP Units (which are further separated into Series 1 and Series 2), Class D-R OP Units, Class I-R OP Units, Class S-PR OP Units, Class D-PR OP Units and Class I-PR OP Units. The OP Units of each class are economically equivalent to the same respective class of our common stock. We sometimes refer to our outstanding shares, along with the OP Units held by third parties, collectively as “Fund Interests” because they all represent interests held by investors in our Operating Partnership, through which we own all of our investments and conduct all of our operations. We sometimes refer to the NAV of all of the Fund Interests as the “Aggregate Fund NAV.” In addition, a wholly-owned subsidiary of the Advisor, AREIT Incentive Fee LP (the “Special OP Unitholder”), owns partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the “Special Units.” The Special OP Unitholder, in its capacity as holder of the Special Units, receives a performance based amount in the form of an allocation and distribution as an additional component of the advisory fee. This amount will be distributed to the Special OP Unitholder, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Special OP Unitholder, all or a portion of this amount will be paid instead to the Advisor as a fee.

As of December 31, 2023, we held a 71.1% limited partnership interest in the Operating Partnership. As of December 31, 2023, our Operating Partnership had outstanding OP Units held by third party investors representing approximately a 28.4% limited partnership interest. These units were issued by the Operating Partnership in connection with its exercise of options to acquire certain fractional interests in real estate that were previously sold to such investors pursuant to private placements previously conducted by the Operating Partnership. The holders of OP Units (other than us) generally have the right to cause the Operating Partnership to redeem all or a portion of their OP Units for, at our sole discretion, shares of our common stock, cash, or a combination of both.

DST Program

In March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act of 1933, as amended, or the “Securities Act” through the sale of beneficial interests (“DST Interests”) in specific Delaware statutory trusts (a “DST” or multiple “DSTs”) holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”).

Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more DSTs by the Operating Partnership or its affiliates (“DST Properties”). We anticipate that these interests may serve as replacement properties for investors seeking to complete like kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the DST Interests from the investors at a later time in exchange for OP Units, cash, or a combination of OP Units and cash (the “FMV Option”). Specifically, if our Operating Partnership exercises the FMV Option with respect to a DST, then the Operating Partnership may grant investors who own the DST Interests the option to accept OP Units for their OP Units or sell their DST Interests to the Operating Partnership for cash (the “Cash Election”), in which case the Operating Partnership will make at least 15% (and possibly more) of the total consideration payable with respect to the FMV Option available in cash to satisfy the Cash Election.

We believe that the DST Program gives us the opportunity to expand and diversify our capital raising strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deem to be the best use of such proceeds at such time.

In connection with the DST Program, Ares Diversified Real Estate Exchange LLC (“ADREX”), a wholly-owned subsidiary of our taxable REIT subsidiary that is wholly-owned by the Operating Partnership, has entered into a dealer manager agreement with Ares Wealth Management Solutions, LLC, an affiliate of our Advisor, which has since been amended and restated. Pursuant to the amended and restated dealer manager agreement, the Dealer Manager agreed to conduct the private placements of up to $2.75 billion of interests. ADREX Manager LLC (the “DST Manager”), a wholly-owned subsidiary of our Operating Partnership, acts, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to ADREX Advisor LLC (“DST Advisor”), an affiliate of the Advisor. As of December 31, 2023, we have sold $2.08 billion of gross interests under the DST Program.

As part of the DST Program, a subsidiary of ours will provide loans (“DST Program Loans”) of no more than 50% of the purchase price to certain DST Program investors who acquire DST Interests. DST Program Loans will be secured by the DST Interests acquired using the DST Program Loan, and will be non-recourse to the borrowing DST Program investor subject to commercially customary recourse carveouts.

Net Asset Value Calculation and Valuation Procedures

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our NAV is calculated monthly based on the net asset values of our investments, the addition of any other assets and the deduction of any other liabilities. With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S. Inc., “Altus Group” or our “Independent Valuation Advisor”, a valuation firm, with respect to providing monthly real property appraisals, reviewing annual third-party real property appraisals, and helping us administer the real property valuation and review process. Estimates of the fair values of certain of our other assets, debt, and other liabilities are determined by our Advisor or other suitable pricing sources.

Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of stock, and is available generally within 15 calendar days after the end of the applicable month. Our NAV per share is calculated by ALPS Fund Services Inc., “ALPS” or “NAV Accountant,” a third-party firm approved by our board of directors, including a majority of our independent directors. Our board of directors, including a majority of our independent directors, may replace ALPS or any other party involved in our valuation procedures with another party, including our Advisor, if it is deemed appropriate to do so.

As a public company, we are required to issue financial statements generally based on historical cost, although we may elect a fair value option for reporting certain of our financial assets and liabilities, in accordance with U.S. generally accepted accounting principles (“GAAP”). To calculate our NAV for the purpose of establishing a purchase and redemption price for our shares, we have adopted policies and procedures, which adjust the values of certain of our assets and liabilities from historical cost to fair value. NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV differs from GAAP. As a result, our NAV should not be considered equivalent to stockholders’ equity or any other GAAP measure.

For more information about our valuation procedures and our historical NAV calculations, and before making an investment decision, you should carefully review the information set forth under Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value Per Share” in our Annual Report on Form 10-K for the year ended December 31, 2023 and our valuation procedures attached as Exhibit 99.3 to our Current Report on Form 8-K filed on August 6, 2024, in each case as the same is updated from time to time by our subsequent filings under the Exchange Act, including our future filings, which are incorporated by reference into this prospectus.

Terms of the Offering

We are offering up to $110,000,000 in Class E shares to our Investors pursuant to the Plan. The per share purchase price will vary and will generally equal our most recently disclosed NAV per share, as determined monthly. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share.

Our Class E shares sold in this offering are not subject to sales commissions, dealer manager fees and distribution fees that may be applicable to other classes of common stock sold in our separate offerings. We normally expect that the allocation of class-specific fees will result in different amounts of distributions being paid with respect to each class of shares. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation procedures, the class-specific fee allocations may lower the net asset value of a share class. Therefore, as a result of the different ongoing fees allocable to each share class, each share class, including the Class E shares, could have a different NAV per share. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.

Our NAV per share and transaction price per share will be made available on our toll-free, automated line, (888) 310-9352, and in a Current Report on Form 8-K that will be available at www.sec.gov.

Our board of directors may amend, suspend or terminate the Plan for any reason by providing 10 days’ notice to Participants in the Plan.

Sixth Amended and Restated Distribution Reinvestment Plan

This prospectus describes our Plan pursuant to which you may have the dividends and other distributions you receive reinvested in shares of our common stock. Regardless of your participation in our Plan, you will be taxed on your distributions to the extent that they constitute taxable income. Thus, if you participate in the Plan, you may incur a tax liability without receiving cash distributions to pay such liability.

Use of Proceeds

The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, investing in real properties, real estate-related debt and securities, paying fees and other costs, repaying debt and funding for our share redemption program.

Incorporation by Reference

The registration statement of which this prospectus is a part incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2023, certain Current Reports on Form 8-K filed with the Commission as well as all future documents we file with the Commission pursuant to certain sections of the Exchange Act. These documents contain important information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in the documents incorporated by reference herein, including the specific risks described under the caption “Risk Factors” under Item 1A of Part I of our Annual Reports on Form 10-K and in Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by our filings under the Exchange Act. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occurs, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, you may lose part or all of your investment.

USE OF PROCEEDS

The proceeds raised pursuant to the Plan will be used for general corporate purposes, including, but not limited to, funding our share redemption program, investing in real properties and real estate-related debt and securities, paying fees and other costs and repaying debt. We cannot predict with any certainty how much of the Plan proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with registering and offering Class E shares sold pursuant to the Plan, including but not limited to legal fees, printing expenses, mailing costs, fees paid to our Plan Administrator (as defined below), and Commission and blue sky registration fees.

SUMMARY OF OUR SIXTH AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

The description below is intended to be a summary of certain material aspects of the Plan. See Appendix A to this prospectus for the complete Plan document.

Purpose of the Plan

Our Plan allows you to have your cash distributions automatically reinvested in additional shares of Class E common stock. A copy of our Plan is included as Appendix A to this prospectus. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price for such shares in effect on the distribution date. However, our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to participants, without suspending the plan and without affecting the future operation of the plan with respect to participants. Stockholders will not pay selling commissions, dealer manager fees or distribution fees when purchasing Class E shares pursuant to the Plan.

Plan Eligibility

Provided you meet the suitability standards and can make the other representations and warranties as set forth in our most recent applicable prospectus or subscription agreement, enrollment form or other authorization form, all of our stockholders are eligible to participate in our Plan except for restrictions imposed by us in order to comply with the securities laws of various jurisdictions. We may elect to deny your participation in this plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

Enrollment

Participation in the Plan will begin with the next distribution payable after acceptance of your enrollment or authorization. Shares of our common stock will be purchased under the Plan on the date that dividends and distributions are paid by us or our Operating Partnership, as the case may be. We intend to pay distributions on a monthly basis, but we reserve the right to adjust the periods during which distributions accrue and are paid.

You may elect to participate in the Plan by completing an enrollment form or any other appropriate authorization form as may be available from us or the Operating Partnership or by other written notice to our Plan administrator, SS&C GIDS, Inc. (the “Plan Administrator”). Your enrollment form must be received by the Plan Administrator at the address noted below. Send enrollment forms to the Plan Administrator at:

For regular mail:For overnight deliveries:Via Facsimile
Ares Real Estate Income Trust Ares Real Estate Income Trust (816) 701-5995
c/o SS&C GIDS, Inc. c/o SS&C GIDS, Inc.
PO Box 219079430 West 7th Street, Suite 219079
Kansas City, Missouri 64121-9079Kansas City, Missouri 64105

Please include your account number or social security number on all correspondence. Also, please include a telephone number where you can be reached during business hours. You must agree that if you fail to meet the then current suitability requirements for making an investment in us or cannot make the other representations or warranties set forth in this prospectus, subscription agreement, enrollment form or other authorization form, you will promptly so notify us in writing at the address noted above.

Distributions

We intend to make distributions on a monthly basis following the end of each calendar month. We intend to use monthly record dates and, thus, monthly distribution accruals. However, we reserve the right to adjust the periods during which distributions accrue and are paid.

We may fund our monthly regular distributions from sources other than cash flow from operations. Our long term strategy is to strive to fund the payment of regular distributions to you entirely from our operations, but there may be quarters or even years when that is not the case. It will be up to the board of directors to determine the distribution level taking many factors into consideration beyond just cash flow from operations. If we are unsuccessful in investing the capital we raise from our securities offerings or decide to invest our capital in lower yielding assets, we may be required to fund our distributions to you from a combination of our operating, investing and financing activities, which include net proceeds of our securities offerings, dispositions and borrowings (including borrowings secured by our assets), or to reduce the level of our distributions. Using certain of these sources may result in a liability to us, which would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease the amount of cash we have available for new investments, repayment of debt, share redemptions and other corporate purposes, and potentially reduce your overall return and adversely impact and dilute the value of their investment in shares of our common stock. We may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings or offering proceeds. Our ability to pay distributions solely from cash flows from operations has been impacted by certain factors, including the current yield environment. All distributions result in a decrease to our NAV while cash flow generated from our operations results in an increase to NAV. While we strive to fund our distributions solely from our cash flow from operations in the long run, we also focus on total stockholder return as a metric for evaluating our distribution level in the event that it is not being fully covered by cash flow from operations. Any cash flow from operations in excess of our distributions results in a net increase to NAV (ignoring other factors). Conversely, if and when our distributions exceed our cash flow from operations, the net effect would be and has been a decrease to NAV (ignoring other factors). We have not established a limit on the amount of our distributions that may be paid from any of these sources.

Each quarter our board of directors determines the level of our distributions for each month in that quarter. In determining the appropriate level of a distribution, our board of directors considers a number of factors, including the current and anticipated market conditions, current and anticipated future performance and make up of our investments, our overall financial projections and expected future cash needs. We can give no assurance that the board of directors will continue to set distributions at current levels and our distribution levels may change from time to time.

In connection with a distribution to our stockholders, our board intends to authorize a monthly distribution of a certain dollar amount per share of our common stock before or on the first day of each calendar quarter for the months in such quarter. We will then calculate each stockholder’s specific distribution amount for the month using monthly record dates and your distributions will accrue on the first record date after you become a record owner of our common stock, subject to our board of directors declaring a distribution for record owners as of such date. We accrue the amount of declared distributions as a liability on the record date, and such liability is accounted for in determining the NAV.

The per share amount of any distributions for any class of common stock relative to the other classes of common stock shall be determined as described in the most recent multiple class plan approved by our board of directors. Under our multiple class plan in effect, distributions are made on all classes of our common stock at the same time. The per share amount of distributions on our shares of common stock differs because of different allocations of class-specific fees. We use the record share method of determining the per share amount of distributions on each class of shares, although our board of directors may choose other methods. The record share method is one of several distribution calculation methods for multiple class funds recommended, but not required, by the American Institute of Certified Public Accountants (“AICPA”). Under this method, the amount to be distributed on shares of our common stock is increased by the sum of all class-specific fees accrued for such period. Such amount is divided by the number of shares of our common stock outstanding on the record date. Such per share amount is reduced for each class of common stock by the per share amount of any class-specific fees allocable to such class.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our taxable income each year (computed without regard to the distributions paid deduction and our net capital gain). In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, plus (ii) retained amounts on which we pay income tax at the corporate level. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement.” Distributions are authorized at the discretion of the board of directors, in accordance with our earnings, cash flow and general financial condition. The board’s discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We are authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of our Operating Partnership to transfer funds to us.

We are prohibited from making distributions in-kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of assets in accordance with the terms of our charter, or distributions in which (i) the board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the board of directors offers each stockholder the election of receiving such in-kind distributions and (iii) in-kind distributions are made only to those stockholders that accept such offer. We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders, provided that the securities so distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.

Purchase Price of the Shares

The per share purchase price for shares purchased pursuant to the Plan will be equal to the transaction price for such shares in effect on the distribution date, which will generally be the most recently disclosed monthly NAV for such shares. Although the transaction price for shares of the Company’s common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which a Participant’s purchase is settled may be significantly different. The Company may offer shares at a price that it believes reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed transaction price, in cases where the Company believes there has been a material change (positive or negative) to its NAV per share relative to the most recently disclosed monthly NAV per share.

Our board of directors may determine, in its sole discretion, to have any distributions paid in cash without notice to Participants, without suspending the plan and without affecting the future operation of the plan with respect to Participants. Stockholders will not pay selling commissions when purchasing shares pursuant to the Plan. You may also purchase fractional shares so that 100% of the distributions will be used to acquire shares. However, you will not be able to acquire shares to the extent that any such purchase would cause you to exceed aggregate share ownership limits or the common share ownership limits as set forth in our charter or otherwise would cause a violation of the share ownership restrictions set forth in our charter.

We may distribute shares in connection with the Plan using: (i) shares registered with the Commission for use in the Plan, or (ii) shares of our common stock that we may purchase for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which will be utilized for purposes of issuing shares in the Plan. Shares that we acquire in a Secondary Market or registered in a future registration for use in the Plan may be at prices lower or higher than the share price which will be paid for the shares pursuant to this offering.

If we acquire shares in any Secondary Market for use in the Plan, we will use reasonable efforts to acquire such shares at the lowest price then reasonably available. However, we do not in any respect guarantee or warrant that the shares so acquired and purchased in the Plan will be at the lowest possible price. Further, irrespective of our ability to acquire shares in any Secondary Market or to make a future offering for shares in a future registration to be used in the Plan, we are in no way obligated to do either, and such decisions will be in our sole discretion.

There is no public market for shares of our common stock and we currently have no obligation or plans to apply for listing on any public securities market. We currently have no intention to acquire shares in any secondary market for use in the Plan.

When Shares Will Be Purchased

Shares will be purchased for you under the Plan on the payment date for the distribution used to purchase the shares. We intend to pay distributions on a monthly basis, but we reserve the right to adjust the periods during which distributions accrue and are paid.

Cost of Participating in the Program

We will not charge you any brokerage commissions or service charges when purchasing shares under the Plan.

Plan Administrator

SS&C GIDS, Inc. is the Plan Administrator and, as such, administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. Shares purchased under the Plan will be registered in the name of the Plan Administrator, or its nominee, and the Plan Administrator will maintain an individual account for you to record your interests in the Plan.

We, in conjunction with the Plan Administrator, may adopt rules and regulations to facilitate the administration of the Plan. We reserve the right to interpret the provisions of the Plan, and any rules and regulations adopted in accordance therewith, in our sole discretion. The determination of any matter with respect to the Plan made by us in good faith shall be final and conclusive and binding on the Plan Administrator and all Participants in the Plan. The Plan Administrator currently acts as distribution disbursing and transfer agent for our common stock and may have other business relationships with us from time to time. The Plan Administrator may be reached as shown below:

For regular mail:For overnight deliveries:Via Phone
Ares Real Estate Income TrustAres Real Estate Income Trust(888) 310-9352
c/o SS&C GIDS, Inc. c/o SS&C GIDS, Inc.
PO Box 219079430 West 7th Street, Suite 219079
Kansas City, Missouri 64121-9079Kansas City, Missouri 64105

Please include your account number or social security number on all correspondence. Also, please include a telephone number where you can be reached during business hours.

Terminating Your Participation in the Plan

You may terminate participation in the Plan at any time, without penalty by delivering a written notice to us. Such notice must be received by us at least one business day prior to a distribution date in order for a Participant’s termination to be effective for such distribution date (i.e., a termination notice will be effective the day after it is received and will not affect participation in the Plan for any prior date). Any transfer of shares by you to a non-Participant will terminate participation in the Plan with respect to the transferred shares. Upon termination of Plan participation for any reason, distributions will be distributed to you in cash.

Amendment or Termination of the Plan

We reserve the right to amend our Plan without the consent of our stockholders; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. Our board of directors may suspend or terminate the Plan for any reason at any time upon 10 days’ prior notice to Participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the Participants. Following any termination of the Plan, all subsequent distributions to stockholders would be made in cash.

Tracking Your Investment

Within 90 days after the end of our fiscal year, we will provide you with or cause you to be provided with an individualized report on your investment, including the purchase date(s), purchase price(s) and number of shares owned, as well as the dates of distribution payments and amounts of distributions paid to you during the prior fiscal year. In addition, we shall provide you with an individualized quarterly report showing the number of shares owned prior to and after the quarter, the amount of the distributions during the quarter and the per share purchase price for such shares.

Book-Entry Evidence for Shares Acquired Under the Plan

All shares of our common stock that are purchased through the Plan will be recorded in your name on our books, unless and until we issue stock certificates for our outstanding shares of common stock. The number of shares you hold will be shown on a regular statement of account.

Selling Shares Acquired Under the Plan

Any sale or transfer of shares acquired under the Plan is subject to the restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a real estate investment trust. There is no public market for the shares of our common stock, and we currently have no obligation or plans to apply for listing on any public securities market. It will therefore be difficult for you to sell shares of common stock promptly or at all. Even if you were able to sell your shares of common stock, the absence of a public market may cause the price received for any shares of our common stock sold to be less than what you paid or less than your proportionate value of the assets we own. Subject to certain limitations, you may be able to have your shares redeemed through our share redemption program. For the above reasons, you should purchase shares of our common stock only as a long-term investment.

Voting Rights of Shares Acquired Under the Plan

Shares issued to you under the Plan will be voted as you direct. As a stockholder, a proxy card will be made available to you in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares issued to you under the Plan. You may also vote your shares, including those issued to you under the Plan, in person at any annual or special meeting of stockholders.

Tax Consequences of Participation in the Plan

Stockholders

Stockholders who elect to participate in the Plan and reinvest the distributions they would otherwise receive in our common stock, and who are subject to United States federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash. Specifically, you will be treated as if you have received the distribution in cash and then applied such distribution to the purchase of additional stock. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current and accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. We will withhold 24% of the amount of distributions paid to you if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding.

The tax consequences of participating in our Plan will vary depending upon each Participant’s particular circumstances and you are urged to consult your own tax advisor regarding the specific tax consequences to you of participation in the Plan.

OP Units Holders

The Internal Revenue Service has privately ruled that persons who acquire stock at a discount to fair market value pursuant to a stock purchase and dividend reinvestment plan of a REIT will not be treated as receiving dividend income in respect of the discount unless such stockholder also participates in the reinvestment of dividends under such plan. Private letter rulings are not precedent and may not be relied upon by any taxpayer other than the taxpayer to whom the ruling is addressed. Nevertheless, such rulings often reflect the thinking of the Internal Revenue Service at the time of the ruling. Under the analysis adopted by the Internal Revenue Service in those rulings, the tax treatment of a purchase of shares under the Plan by existing holders of OP Units may differ depending on whether the holder of OP Units is also participating, in its capacity as a stockholder, in the dividend reinvestment feature of the Plan.

Holders of OP Units who elect to participate in the Plan and use their Operating Partnership distributions to acquire stock at a discount to fair market value pursuant to the Plan may be treated for federal income tax purposes as having received a distribution with respect to such stock in an amount equal to the excess, if any, of (i) the per share fair market value of the purchased shares multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf, over (ii) the purchase price of such shares, taking into account any discount. As we do not expect to issue shares in the Plan at a discount, however, we do not expect that holders of OP Units will be acquiring their shares at a discount to fair market value.

The federal income tax consequences of receiving a distribution from us would be in addition to any tax consequences incurred by such holder of OP Units in connection with the receipt of a distribution from the Operating Partnership.

Tax Basis in Shares Acquired under the Plan

A Participant in the Plan will receive a tax basis in shares acquired under the Plan in an amount equal to the cash, if any, paid (or treated as having been paid) for the shares plus the amount of income that the Participant recognized as a result of its acquisition of such shares. The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares were acquired.

All material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax consequences, will be provided to the stockholders at least annually.

Governing Law

The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

Contact for Answers to Questions Regarding the Plan

All inquiries regarding the Plan should be sent to:

Ares Real Estate Income Trust Inc.

c/o SS&C GIDS, Inc.
PO Box 219079
Kansas City, Missouri 64121-9079

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU UNDER THE PLAN

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of United States material federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a stockholder or prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through the Plan or who intend to sell their shares under the share redemption program, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

We urge you, as a stockholder or prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares of common stock, ownership and sale of the shares of common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequence of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We are organized and operate in a manner intended to qualify as a REIT for U.S. federal income tax purposes. We first elected REIT status for our taxable year ended December 31, 2006. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of Ares Real Estate Income Trust Inc.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 37%, currently. See “—Taxation of Taxable U.S. Stockholders” below. However, for taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations and a minimum 45 day holding period with respect to our stock, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Taxable U.S. Stockholders” below.

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

●	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.
●	Under some circumstances, we may be subject to “alternative minimum tax” for taxable years beginning before January 1, 2018.
●	If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax. The Internal Revenue Service could recharacterize transactions under the Operating Partnership’s intended private placements such that the Operating Partnership could be treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by the Operating Partnership being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain would constitute income from a prohibited transaction and would be subject to a 100% tax.
●	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).
●	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 21% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax.

●	If we should fail to satisfy the asset tests other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.
●	If we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.
●	If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us.
●	We may elect to retain and pay tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax we paid.
●	If we fail certain of the REIT asset tests and do not qualify for “de minimis” relief, we may be required to pay a corporate level tax on the income generated by the assets that caused us to violate the asset test. See “Requirements for Qualification as a REIT—Operational Requirements—Asset Tests.”
●	If we acquire appreciated assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.
●	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Operational Requirements—Recordkeeping” and “—Failure to Qualify as a REIT.”
●	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms-length terms.
●	The earnings of our subsidiaries, including any Taxable REIT Subsidiary (“TRS”), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

No assurance can be given that the amount of any such federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

1.	be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code and that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;
2.	be managed by one or more trustees or directors;
3.	have our beneficial ownership evidenced by transferable shares;
4.	not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;
5.	use a calendar year for federal income tax purposes;
6.	have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and
7.	not be closely held as defined for purposes of the REIT provisions of the Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items 6 and 7 above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 7 above for a taxable year, we will be treated as having met Item 7 for that year.

We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2006, and we have satisfied and intend to continue to satisfy the other requirements described in Items 1-5 above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 6 and 7 above.

For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “—Operational Requirements—Asset Tests”), all of the capital shares of which is owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the Operating Partnership have an interest will be treated as our assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Operational Requirements—Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “—Operational Requirements—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Operational Requirements—Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements:

●	At least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or on interests in real property and from other specified sources, including dividends from interests in REITs (such as an entity in which we own direct or indirect interests and that has elected or will elect to be taxed as a REIT under the Code (each, a “Subsidiary REIT”)) and gain from the sale or other disposition of a real estate asset (other than a non-qualified publicly offered REIT debt instrument) which is generally not a prohibited transaction and qualified temporary investment income, as described below. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the 75% Income Test.
●	At least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from the real property investments described above, gains from the sale or other disposition of a non-qualified publicly offered REIT debt instrument, and generally from dividends and interest and gains from the sale or disposition of shares of our common stock or securities or from any combination of the foregoing. This is the 95% Income Test.
●	For purposes of the 75% Income Test and the 95% Income Test, certain foreign currency income is disregarded for purposes of determining gross income.

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

●	The amount of rent received from a customer must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.
●	In general, neither we nor an owner of 10% or more shares of our common stock may directly or constructively own 10% or more of a customer, which we refer to as a “Related Party Customer,” or a subtenant of the customer (in which case only rent attributable to the subtenant is disqualified).
●	Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year.
●	We normally must not operate or manage the property or furnish or render services to customers, other than through an “independent contractor” who is adequately compensated and from whom we do not derive any income or through a “taxable REIT subsidiary.” However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services provided by us with respect to a property are impermissible customer services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed one percent of all amounts received or accrued with respect to that property.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not intend to:

●	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;
●	rent any property to a related party lessee, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party lessee rule applicable to certain leases with a taxable REIT subsidiary;
●	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or
●	perform services considered to be noncustomary or rendered to the occupant of the property unless the amount we receive or accrue (directly or indirectly) for performing such services for any taxable year will not exceed 1% of all amounts we receive or accrue during such year with respect to the property.

We may, from time to time, enter into transactions to hedge against interest rate risks or value fluctuations on one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that we or a pass-through subsidiary enter into a hedging transaction (i) in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, (ii) primarily to manage risk of currency fluctuation with respect to items of income or gain qualifying under the 75% Income Test or the 95% Income Test, or (iii) manage risk with respect to certain prior transactions described in (i) and/or (ii) above (as described in section 856(c)(5)(G)(iii) of the Code), income and certain gain from the hedging transaction will be excluded from gross income solely for purposes of 75% Income Test and the 95% Income Test, provided, in each case, that we clearly and timely identify such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder. In all cases, we intend that any hedging transactions were or will be structured in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal, state and/or international income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Prior to the making of investments in real properties, we may invest the net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage backed securities, maturing mortgage loans purchased from mortgage lenders, money market funds or shares of common stock in other REITs in order to satisfy the 75% Income and the 95% Income Tests and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as gains from the sale of real property interests, interest on mortgages on real property, and rents from real property in accordance with the requirements described above. With regard to rental income, we anticipate that most of our leases will be for fixed rentals with annual “consumer price index” or similar adjustments and that most of the rentals under our leases will not be based on the income or profits of any person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our customers are expected to be Related Party Customers and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate that all or most of the services to be performed with respect to our real properties will be performed by our property manager and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income and the 95% Income Tests described above.

Further, we and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. For purposes of either one or both of the 75% Income Test and the 95% Income Test, two categories of foreign currency gain may be excluded from gross income: “real estate foreign exchange gain” and “passive foreign exchange gain.” Real estate foreign exchange gain is not treated as gross income for purposes of both the 75% Income Test and the 95% Income Test. Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to (i) qualifying income under the 75% Income Test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property. In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% Income Test only. Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% Income Test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition. In all cases, we intend that any foreign currency transactions were or will be structured in a manner that does not jeopardize our status as a REIT. No assurance can be given that any foreign currency gains that we recognize directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

●	our failure to meet these tests was due to reasonable cause and not due to willful neglect;
●	we attach a schedule of our income sources to our U.S. federal income tax return; and
●	any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “—REIT Qualification—Taxation of Ares Real Estate Income Trust Inc.,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements—Asset Tests

At the close of each quarter of our taxable year, starting with the taxable year ending December 31, 2006, we also must satisfy five tests, which we refer to as “Asset Tests,” relating to the nature and diversification of our assets.

●	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property or on interests in real property, debt instruments issued by publicly offered REITs, shares of common stock in other qualified REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

●	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.
●	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which we refer to as the “10% Asset Test.” The 10% Asset Test does not apply to securities of a taxable REIT subsidiary, nor does it apply to certain “straight debt” instruments possessing certain characteristics. The term “securities” also does not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.
●	Fourth, no more than 20% (25% after July 29, 2008 and for taxable years before 2018) of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. Subject to certain exceptions, a taxable REIT subsidiary is any corporation, other than a REIT, in which we directly or indirectly own stock and with respect to which a joint election has been made by us and the corporation to treat the corporation as a taxable REIT subsidiary of ours and also includes any corporation, other than a REIT, in which a taxable REIT subsidiary of ours owns, directly or indirectly, more than 35% of the voting power or value.
●	Fifth, not more than 25% of the value of our total assets may be represented by non-qualified publicly offered REIT debt instruments.

Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them may not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Operational Requirements—Gross Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Asset Tests must generally be met for any quarter in which we acquire securities or other property. Upon full investment of the net offering proceeds we expect that most of our assets will consist of “real estate assets” and we therefore expect to satisfy the Asset Tests.

If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Assets Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values (including changes resulting solely by the change in the foreign currency exchange rate used to value a foreign asset). For all periods, if our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the Internal Revenue Service with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation do not exceed the lesser of 1.0% of the REIT’s total assets, and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

It is not possible to state whether, in all circumstances, we will be entitled to these relief provisions.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security cannot qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1.0% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Operational Requirements—Gross Income Tests.” In addition, when applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Operational Requirements—Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (1) they are declared before we timely file our U.S. federal income tax return for the taxable year in question and (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

●	85% of our ordinary income for that year;
●	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and
●	any undistributed taxable income from prior periods;

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us.

For taxable years ending on or before December 31, 2014, in order for dividends to have been counted towards our distribution requirement and to have provided a tax deduction to us, they must not have been “preferential dividends.” A dividend paid for such taxable years was not a preferential dividend if it was pro rata among all outstanding shares within a particular class and was in accordance with the preferences among our different classes of shares as set forth in our organizational documents. A distribution of a preferential dividend may cause other distributions to be treated as preferential dividends, which may possibly have prevented us from satisfying the distribution requirement for REIT qualification. On November 1, 2011, we received a private letter ruling from the Internal Revenue Service that differences in the dividends distributed to holders of Class E shares, holders of Class A shares and holders of Class W shares would not cause such dividends to be preferential dividends. The preferential dividend rules ceased to apply to us as of our 2015 taxable year, and will not apply so long as we remain a publicly-offered REIT.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by the Operating Partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares of common stock in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

We may also elect to retain, rather than distribute, our net long-term capital gains. Provided we comply with certain requirements, the effect of such an election would be as follows:

●	we would be required to pay the federal income tax on these gains;
●	taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and
●	the basis of the stockholder’s shares of common stock would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares of common stock.

We are required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend (related to the Internal Revenue Service adjustment) to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code.

Taxable Income for Which Cash Has Not Been Received Created by Investments in Debt Obligations

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the debt instruments that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt instrument, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on debt instrument in question will be made, with consequences similar to those described in the previous paragraph if all payments on the debt instruments are not made.

We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

In addition, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “taxable income for which cash has not been received” is recognized.

Limitation on Deductibility of Business Interest

In general, the deductibility of the “net interest” paid or accrued, as applicable, of a business, other than certain small businesses, is limited to 30% of the business’s adjusted taxable income, defined generally to mean business taxable income computed without regard to business interest income or deductions or net operating loss deductions. For tax years beginning after December 31, 2017 and before January 1, 2022, adjusted taxable income is calculated using a tax EBITDA-based calculation. For tax years beginning January 1, 2022 and thereafter, the calculation of adjusted taxable income will not add back depreciation or amortization. Interest that is disallowed as a result of this limitation can be carried forward indefinitely. This limitation does not apply to an “electing real property trade or business.” We have evaluated the election and have generally made such election for our eligible entities including the Company and the Operating Partnership.

Operational Requirements—Recordkeeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements.

Subsidiary REITs

We may indirectly or directly own interests in one or more Subsidiary REITs. We intend that any such Subsidiary REIT will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. Provided that a Subsidiary REIT meets the requirements for qualification as a REIT, for purposes of determining our qualification as a REIT, stock of the subsidiary that we own will be treated as a qualifying asset, and dividends that we receive will be qualifying income for purposes of the REIT gross asset and income tests that apply to us as described above. See “—Operational Requirements—Income Tests” and “—Operational Requirements—Asset Tests”, above. However, if any of these Subsidiary REITs were to fail to qualify as a REIT, then (i) the Subsidiary REIT would become subject to corporate income tax as a regular C corporation, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our interest in such Subsidiary REIT, and any income derived from it, could be treated as non-qualifying items for purposes of the REIT asset and income tests, which could adversely affect our ability to qualify as a REIT.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax for taxable years beginning before January 1, 2018) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all dividends to our domestic stockholders that are individuals, trusts or estates will generally be taxable at capital gains rates and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. Stockholder” means a holder of our common stock that for federal income tax purposes is:

●	a citizen or resident of the United States;
●	a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;
●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the U.S. federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our Plan, see “Summary of Our Sixth Amended and Restated Distribution Reinvestment Plan— Tax Consequences of Participation in the Plan.”

Certain U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000 in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000 in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual. The temporary 20% deduction allowed by section 199A of the Code with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is likely not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. U.S. stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

For individuals (and entities taxed at individual rates), the maximum ordinary income tax rate is currently 37% and the maximum tax rate for long-term capital gains and qualified dividends is 20%. REIT dividends generally are not treated as such qualified dividends. For taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations and a minimum 45 day holding period with respect to our stock, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute distributions up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income (subject to the discussion below). These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. In addition, for taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations a minimum 45 day holding period with respect to our stock, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. Stockholders that are individuals, however, are taxed at the preferential capital gains rates on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. stockholder’s shares of common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Operational Requirements—Annual Distribution Requirement.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits. A REIT’s deduction for any NOL carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT’s taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of stockholders who are individuals, trusts and estates, and 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “—Operational Requirements—Annual Distribution Requirement” for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Certain Dispositions of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of common stock will be subject to a maximum U.S. federal income tax rate of 20% if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates (of up to 37% currently) if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a higher capital gain tax rate of 25% to a portion of capital gain realized by a non-corporate holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Redemptions of Our Common Stock

A redemption of our common stock will be treated as a distribution in exchange for the redeemed shares and taxed in the same manner as other taxable share sales discussed above, provided that the redemption satisfies one of the tests enabling the redemption to be treated as a sale or exchange. A redemption will be treated as a sale or exchange if it (1) is “substantially disproportionate” with respect to a stockholder, (2) results in a “complete termination” of a stockholder’s interest in our shares or (3) is “not essentially equivalent to a dividend” with respect to a stockholder, all within the meaning of applicable provisions of the Code. In determining whether any of these tests have been met, shares considered to be owned by a stockholder by reason of certain constructive ownership rules, as well as shares actually owned, must generally be taken into account.

A redemption that does not qualify as an exchange under such tests will constitute a dividend equivalent redemption that is treated as a taxable distribution and taxed in the same manner as regular distributions (i.e., ordinary dividend income to the extent paid out of earnings and profits unless properly designated as a capital gain dividend). In addition, although guidance is sparse, the Internal Revenue Service could take the position that a stockholder who does not participate in any redemption treated as a dividend should be treated as receiving a constructive share distribution taxable as a dividend in the amount of their increased percentage ownership of our shares as a result of the redemption, even though the stockholder did not actually receive cash or other property as a result of the redemption.

To avoid certain issues related to our ability to comply with the REIT distribution requirements and utilize the deficiency dividend procedure (see “—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement”) we have implemented procedures designed to track our stockholders’ percentage interests in our common stock in order to identify any dividend equivalent redemptions and will decline to effect a redemption to the extent that we believe that it would constitute a dividend equivalent redemption. We cannot assure you, however, that we will be successful in preventing all dividend equivalent redemptions.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale, redemption or exchange by a U.S. stockholder of shares of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to shares of our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

●	Fails to furnish its taxpayer identification number (which, for an individual, would be his Social Security number);

●	Furnishes an incorrect taxpayer identification number;
●	Is notified by the Internal Revenue Service that the stockholder has failed properly to report payments of interest or dividends and is subject to backup withholding; or
●	Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s United States federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

With respect to dispositions of REIT shares acquired after 2010 (2011 in the case of shares acquired in connection with a distribution reinvestment plan), brokers that are required to report the gross proceeds from a sale of shares on Form 1099-B are also required to report the customer’s adjusted basis in the shares and whether any gain or loss with respect to the shares is long-term or short-term. In some cases, there may be alternative methods of determining the basis in shares that are disposed of, in which case your broker will apply a default method of its choosing if you do not indicate which method you choose to have applied. You should consult with your own tax advisor regarding these reporting requirements and your election options.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities including employee pension benefit trusts and individual retirement accounts generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” which we refer to as “UBTI,” as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust did not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by the Operating Partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally may require them to treat distributions from us as UBTI. These organizations are urged to consult their own tax advisor with respect to the treatment of our distributions to them.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the Non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest, which we refer to as a “USRPI,” distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s adjusted tax basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as “FIRPTA,” unless a specific exemption under FIRPTA applies (i.e. for “qualified foreign pension funds” or “qualified shareholders”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

A capital gain distribution from a publicly traded REIT will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see “—Special Tax Considerations for Non-U.S. Stockholders—Ordinary Dividends”), provided that (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. holder does not own, actually or constructively, more than 10% of that class of stock at any time during the taxable year in which the capital gain distribution is received. If such requirements are not satisfied, such distributions will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, shall be subject to a 21% withholding tax. We do not anticipate our common stock will satisfy the “regularly traded” requirement, and therefore expect that our capital gain distributions that are attributable to the disposition of a U.S. real property interest will be taxable under FIRPTA, unless a specific exemption under FIRPTA applies (i.e. for “qualified foreign pension funds” or “qualified shareholders”). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain distributions received by a Non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

In addition, even if we are a domestically controlled qualified investment entity as described below, upon disposition of our stock (subject to the 10% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax

If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Dispositions and Redemptions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled qualified investment entity.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a U.S. real property interest, provided that (1) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and (2) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding common stock at all times during a specified testing period. As previously noted, however, we do not expect any of our shares to be regularly traded on an established securities market. Final treasury regulations effective April 25, 2024 (the “Final Regulations”) modify prior tax guidance relating to the manner in which we determine whether we are a domestically controlled REIT. These regulations provide a look-through rule for our stockholders that are non-publicly traded partnerships, non-public REITs, non-public regulated investment companies, or non-public domestic C corporations owned more than 50% directly or indirectly by foreign persons (“foreign-controlled domestic corporations”) and treat “qualified foreign pension funds” and “international organizations” as foreign persons. The look-through rule in the Final Regulations applicable to foreign controlled domestic corporations will not apply to a REIT for a period of up to ten years if the REIT is able to satisfy certain requirements during that time, including not undergoing a significant change in its ownership and not acquiring a significant amount of new U.S. real property interests, in each case since April 24, 2024, the date the Final Regulations were issued. If a REIT fails to satisfy such requirements during the ten-year period, the look-through rule in the Final Regulations applicable to foreign-controlled domestic corporations will apply to such REIT beginning on the day immediately following the date of such failure. We cannot predict when we will commence being subject to such look-through rule in the Final Regulations and we may not be able to satisfy the applicable requirements for the duration of the ten-year period. Prospective investors are urged to consult with their tax advisors regarding the application and impact of these rules. No assurance can be given, however, that we are or will be a domestically-controlled REIT.

In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our shares during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our shares within 30 days after such ex-dividend date. The foregoing rules do not apply to a transaction if the 10% regularly traded test described above is satisfied with respect to the non-U.S. stockholder. As previously noted, however, we do not expect shares of our common stock to be regularly traded on an established securities market at any time and, therefore, we do not expect the exception for non-U.S. stockholders that satisfy the 10% regularly traded test to apply.

A redemption of shares generally will be taxable under FIRPTA to the extent the distribution in the redemption of the shares is attributable to gains from our dispositions of U.S. real property interests. To the extent the distribution is not attributable to gains from our dispositions of U.S. real property interests, the excess of the amount of money received in the redemption over the non-U.S. stockholder’s basis in the redeemed shares will be taxable if we are not a domestically controlled qualified investment entity. The Internal Revenue Service has stated that redemption payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a redemption payment is a distribution that is attributable to gains from our dispositions of U.S. real property interests. Due to the uncertainty, we may withhold at the 21% rate from all or a portion of redemption payments to non-U.S. stockholders. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. stockholder’s U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.

If the gain on the sale of shares of common stock were subject to taxation under FIRPTA (and no FIRPTA exemption existed), a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. holder in two cases: (a) if the Non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the Non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

Qualified Shareholders.

Subject to the exception discussed below, any distribution by us attributable to gain from the sale or exchange of a USRPI to a “qualified shareholder” who holds our stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a “qualified shareholder” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA even if our stock were otherwise treated as a USRPI. However, if our stock were treated as a USRPI and a non-U.S. person who holds an interest in the “qualified shareholder” (other than interests solely as a creditor) also holds more than 10% of our stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”), then such non-U.S. person’s pro rata share of our stock held by the qualified shareholder will generally be treated as a USRPI and therefore may be subject to FIRPTA withholding and taxation.

Qualified Foreign Pension Funds.

Any distribution by us attributable to gain from the sale or exchange of a USRPI to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds our stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of our stock by a “qualified foreign pension fund” that holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA even if our stock otherwise constitutes a USRPI.

Foreign Accounts

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any ordinary dividends and other distributions that we pay to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. We will not pay additional amounts in respect of any amounts withheld (under FATCA or otherwise). Non-U.S. holders should consult their tax advisors to determine the applicability of this legislation in light of their individual circumstances.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his U.S. federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our U.S. federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in the Operating Partnership. We assume for purposes of this discussion that the Operating Partnership and all of its subsidiaries (other than our TRSs and the Subsidiary REITs) are classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. Pursuant to Treasury regulations under Section 7701 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership” and less than 90% of the partnership’s gross income consists of “qualifying income” (as described below). While we intend to operate the Operating Partnership in a manner to allow its gross income to consist of 90% or more qualifying income, no assurance can be given that the actual results of our operations for any taxable year will satisfy this requirement. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the “Check-the-Box Regulations,” an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

Even though the Operating Partnership will not elect to be treated as an association for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership” and less than 90% of the partnership’s gross income consists of “qualifying income” (as described below). A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Although we and the Operating Partnership believe and currently intend to take the position that the Operating Partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof, no assurance can be given that the IRS will not successfully challenge that position.

Even if the Operating Partnership were considered a publicly traded partnership, the Operating Partnership should not be treated as a corporation for federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. If the Operating Partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the qualifying income exception, however, holders of OP Units would be subject to special rules under section 469 of the Code. Under such rules, each holder of OP Units would be required to treat any loss derived from the Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Operating Partnership which are carried forward may only be offset against future income of the Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the Operating Partnership would only be allowed upon the complete disposition of the OP Unit holder’s “entire interest” in the Operating Partnership.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Operating Partnership will be classified as a partnership for federal income tax purposes.

If for any reason the Operating Partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “—Requirements for Qualification as a REIT—Organizational Requirements” and “—Requirements for Qualification as a REIT—Operational Requirements—Asset Tests,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute distributions that would not be deductible in computing the Operating Partnership’s taxable income.

Income Taxation of the Operating Partnership and its Partners

Partners, Not Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. As a partner in the Operating Partnership, we will be required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the Operating Partnership.

Operating Partnership Allocations. Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the Operating Partnership Agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. Further, if depreciable property is contributed to a Subsidiary REIT or a TRS, depreciation deductions associated with such property will not be available to the Operating Partnership, but will instead be claimed by the Subsidiary REIT in calculating its REIT taxable income or the TRS. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash. To the extent depreciable property is contributed to a Subsidiary REIT or a TRS and subsequently sold by such Subsidiary REIT or TRS, gain or loss on the sale of such property will be taxable gain or loss of such Subsidiary REIT or TRS (and not the Operating Partnership) and thus not subject to the rules discussed above with respect to special allocations of gain or loss to partners that originally contributed such property to the Operating Partnership. In such case, we and other non-contributing partners of the Operating Partnership may indirectly bear a greater portion of gain or loss than what would otherwise be the case had the Operating Partnership (and not the Subsidiary REIT or TRS) sold such contributed property.

Basis in Operating Partnership Interest. The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (2) increased by (A) our allocable share of the Operating Partnership’s income and (B) our allocable share of indebtedness of the Operating Partnership, and (3) reduced, but not below zero, by (A) our allocable share of the Operating Partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership. The Operating Partnership will use a portion of contributions we make from net offering proceeds to acquire interests in properties and securities. To the extent that the Operating Partnership acquires properties or securities for cash, the Operating Partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership expects to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation, which we refer to as “ADS.” To the extent that the Operating Partnership acquires properties in exchange for units of the Operating Partnership, the Operating Partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. To the extent any depreciable properties are contributed by the Operating Partnership to a Subsidiary REIT or a TRS, the depreciation deductions will be claimed by the Subsidiary REIT in determining its REIT taxable income or the TRS and will not be available to the Operating Partnership.

Operating Partnership’s Deductibility of Business Interest. As discussed above in, “—Limitation on Deductibility of Business Interest,” the Tax Cuts and Jobs Act generally limits a taxpayer’s net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for the unused deduction limitation at the partnership level. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships). The Tax Cuts and Jobs Act allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements.

Sale of the Operating Partnership’s Property. Generally, any gain realized by the Operating Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

Partnership Audit Rules. Effective for taxable years beginning after December 31, 2017, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Such audit adjustment may result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of such adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Prohibited Transaction Rules. A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, which we refer to as a “prohibited transaction.” Under a safe harbor provision in the Code, a REIT may sell certain real property without being subject to the prohibited transaction tax if, among other things, the REIT held the real property for the production of rental income for at least two years prior to the disposition. We, however, do not presently intend to acquire or hold or allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock. We cannot predict whether, when or to what extent new U.S. federal tax laws, regulations, interpretations or rulings will be issued. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our shares.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Limited Liability and Indemnification of Directors, Officers and Others

Our charter, subject to certain limitations, limits the personal liability of our directors and officers for monetary damages. The Maryland General Corporation Law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, our charter and, with respect to our directors only, indemnification agreements with each director, provide that, subject to certain limitations, we will generally indemnify our directors, our officers, the Advisor and its affiliates, and may indemnify our employees (if we have any in the future) and agents for losses they may incur by reason of their service in those capacities. We also have obtained directors and officers liability insurance. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

●an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
●the director or officer actually received an improper personal benefit in money, property or services; or
●with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

In spite of the above provisions of the Maryland General Corporation Law, our charter and, with respect to our directors only, indemnification agreements with each director, provide that our directors, the Advisor and its affiliates will be indemnified by us for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by us only if all of the following conditions are met:

●our directors, the Advisor or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;
●our directors, the Advisor or its affiliates were acting on our behalf or performing services for us;
●in the case of interested directors, the Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;
●in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and
●the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

We have agreed to indemnify and hold harmless the Advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the Advisory Agreement to the maximum extent permitted by law. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the Advisory Agreement. Notwithstanding the foregoing, any provision of the Maryland General Corporation Law or our organizational documents, we may not indemnify or hold harmless the Advisor, its affiliates or any of their respective officers, directors, partners or employees in any manner that would be inconsistent with the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.

The Commission and certain other state securities regulators take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of the directors, our officers, the Advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

●there has been a successful adjudication on the merits of each count involving alleged securities law violations;
●such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
●a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

●approves the settlement and finds that indemnification of the settlement and related costs should be made; or
●dismisses with prejudice, or there is a successful adjudication on the merits of, each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

We may advance funds to directors, officers, the Advisor and its affiliates for legal expenses and other costs incurred as a result of our legal action for which indemnification is being sought only if all of the following conditions are met:

●the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the REIT;
●the party seeking such advancement has provided us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification;
●the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and
●the party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals.

The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Plan of Distribution

We are offering a maximum of $110,000,000 Class E shares to our Investors through the Plan. The per share purchase price for shares purchased pursuant to the Plan will be equal our most recently disclosed transaction price for our Class E shares, which will generally be equal to the monthly net asset value, or NAV, per Class E share. You will not pay selling commissions when purchasing shares pursuant to the Plan. You may also purchase fractional shares so that 100% of the dividends and distributions will be used to acquire shares.

Legal Matters

The legality of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US). The statements relating to certain federal income tax matters under the caption “Material U.S. Federal Income Tax Considerations” have been reviewed by and our qualification as a REIT for federal income tax purposes and the partnership status of the Operating Partnership for federal income tax purposes has been passed upon by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of Ares Real Estate Income Trust Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements included in this prospectus under the caption “Prospectus Summary—Net Asset Value Calculation and Valuation Procedures” relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions, have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this prospectus or incorporated by reference herein upon the authority of said firm as experts in property valuations.

Incorporation of Certain Documents by Reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. Any reports filed by us with the Commission after the date of this prospectus and before the date that this offering is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. The following documents filed with the Commission are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 13, 2024;
●	our Quarterly Reports on Form 10-Q, filed on May 10, 2024 and August 12, 2024;
●	our Definitive Proxy Statement on Schedule 14A, filed on April 10, 2024;
●	our Current Reports on Form 8-K, filed on January 16, 2024, February 15, 2024, March 15, 2024, April 15, 2024, May 3, 2024, May 16, 2024, May 16, 2024, June 5, 2024, June 14, 2024, July 8, 2024, July 16, 2024, August 6, 2024, and August 15, 2024; and
●	the description of our common stock contained in our Registration Statement on Form 8-A/A, filed on September 1, 2017.

All documents filed by Ares Real Estate Income Trust Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of the securities made hereby shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at Ares Real Estate Income Trust Inc., Investor Relations, One Tabor Center, 1200 Seventeenth Street, Suite 2900, Denver, Colorado 80202, Telephone: (303) 228-2200. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Where You Can Find Additional Information

We are subject to the information requirements of the Exchange Act. Therefore, we file reports and other information with the Commission. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which we have filed with the Commission under the Securities Act and to which reference is hereby made. We file information electronically with the Commission, and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including Ares Real Estate Income Trust Inc.) that file electronically with the Commission. The address of the Commission’s web site is www.sec.gov.

Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

We also maintain an internet site at areswmsresources.com/investment-solutions/AREIT, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

APPENDIX A

SIXTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This SIXTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (the “Plan”) is adopted by Ares Real Estate Income Trust Inc., a Maryland corporation (the “Company”) pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1.Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who elect to participate in the Plan or who are automatically enrolled pursuant to the terms of a subscription for Company shares, the Company will apply all dividends and other distributions declared and paid in respect of the shares of the Company’s common stock (the “Shares”) held by each participating Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class or series for such participating Stockholder to which such Dividends are attributable.

Additionally, as agent for the holders of partnership units (the “OP Units”) of AREIT Operating Partnership LP (the “Partnership”) who acquire such OP Units as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Units held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having the same class or series designation as the applicable class of OP Units for such Participant to which such Distributions are attributable.

2.Effective Date. The effective date of this Plan is August 2, 2024.

3.Procedure for Participation. Any Stockholder or holder of OP Units may elect to become a Participant by completing and executing the subscription agreement (which may provide for automatic enrollment unless such Stockholder or holder of OP Units opts out), an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company may elect to deny participation in the Plan with respect to a Stockholder or holder of OP Units that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

4.Suitability. Each Participant agrees that if such Participant fails to meet the then current suitability requirements for making an investment in the Company or cannot make the other representations or warranties as set forth in the Company’s most recent applicable prospectus or offering memorandum or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Company in writing.

5.Purchase of Shares.

(a)Participants will acquire Shares under this Plan (the “Plan Shares”) from the Company at a price equal to the most recently disclosed transaction price (the “Transaction Price”), which will generally be the most recently disclosed monthly net asset value (“NAV”) per Share applicable to the class of Shares purchased by the Participant. Although the Transaction Price for Shares of the Company’s common stock will generally be based on the most recently disclosed monthly NAV per share, the NAV per share of such stock as of the date on which a Participant’s purchase is settled may be significantly different. The Company may offer Shares at a price that it believes reflects the NAV per share of such stock more appropriately than the most recently disclosed monthly NAV per share, including by updating a previously disclosed Transaction Price, in cases where the Company believes there has been a material change (positive or negative) to its NAV per Share relative to the most recently disclosed monthly NAV per Share. No selling commissions will be payable with respect to Shares purchased pursuant to this Plan. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

(b)Shares to be distributed by the Company in connection with the Plan will be offered and sold by the Company in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an applicable exemption from such registration requirements.

6.Distributions in Cash. Notwithstanding anything herein to the contrary, the Company’s board of directors, in its sole discretion, may elect to have any particular Dividend or Distribution paid in cash, without notice to Participants, without suspending this Plan and without affecting the future operation of the Plan with respect to Participants.

7.Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”).

8.Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

9.Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide or cause to be provided to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend and/or Distribution payments and amounts of Dividends and/or Distributions paid during the prior fiscal year. In addition, the Company shall provide or cause to be provided to each Participant an individualized quarterly report showing the number of Shares owned prior to and after the quarter, the amount of the Dividends and/or Distributions during the quarter and the per share purchase price for such Shares.

10.Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company at least one business day prior to a distribution date in order for a Participant’s termination to be effective for such distribution date (i.e., a termination notice will be effective the day after it is received and will not affect participation in the Plan for any prior date). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company redeems a portion of a Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares that were not redeemed will not be terminated unless the Participant requests such termination pursuant to this Section 10. If the Company intends to list the Shares on a national stock exchange the Plan may be terminated and any balance in a terminating Participant’s account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or holder of OP Units in cash.

11.Amendment or Termination of Plan by the Company. The Board of Directors may by majority vote (including a majority of the Independent Directors) amend the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote (including a majority of the Independent Directors) suspend or terminate the Plan for any reason upon 10 days’ notice to the Participants. The Company may provide notice under this Section 11 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Commission or (b) in a separate mailing to the Participants.

12.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

13.Governing Law. The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

_______________

Our shares are not FDIC insured, may lose value and are not bank guaranteed.

Ares Real Estate Income Trust Inc.

Maximum Offering of

$110,000,000

of Class E Common Stock

__________________

PROSPECTUS

__________________

August 22, 2024

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Ares Real Estate Income Trust Inc. (the “Company”) in connection with the distribution of the securities registered under the Company’s distribution reinvestment plan. All amounts are estimated except the SEC registration fee

Item	Amount
SEC registration fee	$ 13,332
Printing and postage expenses	30,000
Legal fees and expenses	120,000
Blue sky fees and expenses	75,000
Accounting fees and expenses	30,000
Miscellaneous expenses	10,000
Total	$ 278,332

Item 15. Indemnification of Directors and Officers

Pursuant to Maryland corporate law and the Company’s charter, the Company is required to indemnify and hold harmless a present or former director, officer, Advisor, or Advisor’s affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the “Indemnitees”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, Advisor, Advisor’s affiliate, employee or agent and in such capacity, provided that the Indemnitee, if a director, the Advisor or an Advisor’s affiliate, has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. In addition, the Company will not indemnify the Indemnitee for any loss or liability suffered by the Indemnitee or hold the Indemnitee harmless for any loss or liability suffered by the Company if: (i) the loss or liability was the result of negligence or misconduct if the Indemnitee is an interested director, the Advisor, or an Advisor’s affiliate, (ii) the loss or liability was the result of gross negligence or willful misconduct if the Indemnitee is an independent director, (iii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active and deliberate dishonesty, (iv) the Indemnitee actually received an improper personal benefit in money, property, or services, (v) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (vi) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification to a director, the Advisor or an Advisor’s affiliate for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving the alleged securities law violation as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violation of securities laws. Pursuant to its charter, the Company is required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or Advisor’s affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his service as a director, officer, Advisor, Advisor’s affiliate, employee or agent of the Company, (ii) the Indemnitee provides the Company with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the charter, (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his capacity as such, a court of competent jurisdiction approves such advancement.

Any indemnification may be paid only out of Net Assets of the Company (as defined in its charter), and no portion may be recoverable from the stockholders.

The Company has entered into indemnification agreements with each of the Company’s independent directors and executive officers. The indemnification agreements require, among other things, that, subject to certain limitations, the Company indemnify its independent directors and executive officers and advance to the independent directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Company must indemnify and advance all expenses incurred by its independent directors and executive officers seeking to enforce their rights under the indemnification agreements. The Company also covers officers and directors under the Company’s directors’ and officers’ liability insurance.

Item 16. Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Index

Exhibit Number	Description
3.1	Second Articles of Restatement, incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed August 6, 2024
3.2	Articles of Amendment (name change), incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 12, 2012
3.3	Articles Supplementary (Class A shares), incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed July 12, 2012
3.4	Articles Supplementary (Class W shares), incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed July 12, 2012
3.5	Articles Supplementary (Class I-R shares), incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed July 12, 2012
3.6	Certificate of Correction to Articles of Restatement, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed March 26, 2014
3.7	Certificate of Correction to Articles of Restatement, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed August 30, 2016
3.8

Articles of Amendment (revised terms of share classes), incorporated by reference to Exhibit 3.8 to the Company’s Post-Effective Amendment No. 10 to the Registration Statement on Form S-11, filed September 1, 2017

3.9	Articles of Amendment (name change), incorporated by reference to Exhibit 3.9 to the Company’s Post-Effective Amendment No. 10 to the Registration Statement on Form S-11, filed September 1, 2017
3.10	Articles of Amendment (name change), incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed December 3, 2021
3.11	Articles of Amendment (revised names of share classes), incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed August 6, 2024

Exhibit Number	Description
3.12	Articles Supplementary (designate new classes), incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed August 6, 2024
3.13	Tenth Amended and Restated Bylaws, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed March 3, 2023
4.1	Sixth Amended and Restated Distribution Reinvestment Plan (included in the Prospectus as Appendix A and incorporated herein by reference)
4.2	Fourth Amended and Restated Share Redemption Program, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed August 6, 2024
4.3

Statement regarding transfer restrictions, preferences, limitations and rights of holders of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.3 to the Company’s Post-Effective Amendment No. 30 to the Form S-11 Registration Statement on Form S-3, filed August 22, 2024

4.4	Net Asset Value Calculation and Valuation Procedures, incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed August 6, 2024
4.5	Multiple Class Plan, incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed August 6, 2024
5.1	Opinion of DLA Piper LLP (US) as to legality of securities, incorporated by reference to Exhibit 5.1 to the Company’s registration statement on Form S-3, filed March 15, 2019
8.1	Opinion of DLA Piper LLP (US) as to tax matters, incorporated by reference to Exhibit 8.1 to the Company’s registration statement on Form S-3, filed March 15, 2019
23.1	Consent of KPMG LLP*
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 and Exhibit 8.1)
24.1

Power of Attorney for Rajat Dhanda, David A. Roth and Brian P. Mathis. Incorporated by reference to the signature page to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-230311), filed January 5, 2022

24.2	Power of Attorney for Charles B. Duke, Jay W. Glaubach, Daniel J. Sullivan and John P. Woodberry (included in signature page to this Registration Statement)*
99.1	Consent of Altus Group U.S., Inc.*

* Filed herewith.

Item 17. Undertakings

(a) The Company undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Company undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Company undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The Company undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Company undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 22, 2024.

ARES REAL ESTATE INCOME TRUST INC. By: /s/ Jeffrey W. Taylor Jeffrey W. Taylor, Partner, Co-President

POWER OF ATTORNEY

We, the undersigned directors and officers of Ares Real Estate Income Trust Inc. (the “Company”), and each of us, do hereby constitute and appoint Jeffrey W. Taylor and Taylor M. Paul, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-3, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-3 registration statement has been signed by the following persons in the following capacities on August 22, 2024.

Signature	Title

* David A. Roth	Chairman of the Board and Director

* Rajat Dhanda	Director

/s/ Charles B. Duke Charles B. Duke	Director

/s/ Jay W. Glaubach Jay W. Glaubach	Director and Partner, Co-President

* Brian P. Mathis	Director

/s/ Daniel J. Sullivan Daniel J. Sullivan	Director

/s/ John P. Woodberry John P. Woodberry	Director

/s/ Jeffrey W. Taylor Jeffrey W. Taylor	Partner, Co-President (Principal Executive Officer)

/s/ Taylor M. Paul Taylor M. Paul	Managing Director, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
*By: /s/ Jeffrey W. Taylor	Attorney-in-Fact
Jeffrey W. Taylor